Exhibit 5.1

1850 N. Central Avenue Suite 1400 Phoenix AZ 85004 Telephone: 734-623-1905 Facsimile: 844-670-6009 http://www.dickinsonwright.com

January 11, 2024

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

Ladies and Gentlemen:

We have acted counsel to Enveric Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) by the Company which registers the resale by the selling stockholders identified therein of up to 2,244,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Such shares consist of shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) issued to selling stockholder in the Private Placement (as defined in the Registration Statement).

In connection with our opinions expressed below, we have examined such documents and such other information as we have deemed advisable or necessary for the purpose of rendering this opinion, including the following:

(i)	a copy of the Registration Statement and all exhibits thereto;

(ii)	a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended by Amendment No. 1 to the Annual Report on Form 10-K (the “2023 Annual Report”);

(iii)	copies of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023 (the “2023 Quarterly Reports”);

(iv)	a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), as certified by the office of the Secretary of the State of Delaware on August 31, 2023, and the Company’s President on September 1, 2023;

(v)	a copy of the Company’s bylaws (the “Bylaws”) as certified by the Company’s President on September 1, 2023;

January 11, 2024 Page 2

(vi)	a copy of the minutes of a meeting of the Pricing Committee of the Board of Directors of the Company held on December 28, 2023;

(vii)	a copy of the form of Inducement Letter between the Company and the selling stockholders;

(viii)	a copy of the form of the Common Stock Purchase Warrant between the Company and the selling stockholders; and

(ix)	such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deemed reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the SEC preventing or suspending the use of the prospectus contained in the Registration Statement or any prospectus supplement will have been issued; (iv) a prospectus properly describing the Common Stock offered thereby will have been delivered to the purchaser(s) of the Common Stock as required in accordance with applicable law; (v) all Common Stock will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the prospectus and any prospectus supplement; (vi) any definitive purchase, underwriting or similar agreement with respect to any Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be an enforceable obligation of the parties thereto; (vii) upon effectiveness of the Registration Statement, there will be sufficient shares of Common Stock authorized under the Company’s Charter and not otherwise reserved for issuance; and (viii) there will not have occurred any change in law or in the Company’s Charter of the Company adversely affecting the Common Stock or the rights of the holders thereof.

January 11, 2024 Page 3

Based on the foregoing, we advise you that, in our opinion that when issued in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid, and non-assessable.

This opinion is limited in all respects to matters arising under the law of the State of Delaware and federal law of the United States wherever applicable. This opinion is predicated solely upon laws and regulations in existence as of the current date, as they currently apply, and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion should such matters change by legislative action, judicial decision or otherwise. With regard to Delaware law, this opinion is limited in all respects to matters arising under the Delaware General Corporation Law. Our review of matters arising under the Delaware General Corporation Law has been limited to a review of the text of the Delaware General Corporation Law as set forth at 8 Del C. chapter 1, which is stated to include all acts effective as of October 18, 2023, in each case without regard to any legislative history or judicial decisions or any rules, regulations, guidelines, releases or interpretations thereof or any other review of the laws of the State of Delaware. We assume that such publication accurately sets forth the provisions of the Delaware General Corporation Law as in effect on the date hereof. We disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise or any fact or circumstance changes that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Dickinson Wright PLLC